     As filed with the Securities and Exchange Commission on March 15, 2000

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                       -----------------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                       -----------------------------------

                            EQUITABLE RESOURCES, INC.
             (Exact name of registrant as specified in its charter)

               PENNSYLVANIA                                 25-0464690
         (State or jurisdiction of                       (I.R.S. Employer
      incorporation or organization)                    Identification No.)

      ONE OXFORD CENTRE, SUITE 3300
            301 GRANT STREET
        PITTSBURGH, PENNSYLVANIA                               15219
(Address of principal executive offices)                     (Zip Code)

                       -----------------------------------

              EQUITABLE RESOURCES, INC. DEFERRED COMPENSATION PLAN
                                       AND
         EQUITABLE RESOURCES, INC. DIRECTORS' DEFERRED COMPENSATION PLAN
                            (Full title of the plan)

                      ------------------------------------

      JOHANNA G. O'LOUGHLIN, VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                          ONE OXFORD CENTRE, SUITE 3300
                                301 GRANT STREET
                         PITTSBURGH, PENNSYLVANIA 15219
                                  (412)553-5700

                      ------------------------------------

                          Copies of communications to:
                           STEPHEN W. JOHNSON, ESQUIRE
                   BUCHANAN INGERSOLL PROFESSIONAL CORPORATION
                 ONE OXFORD CENTRE, 301 GRANT STREET, 20TH FLOOR
                            PITTSBURGH, PA 15219-1410
                                 (412) 562-8800

                      ------------------------------------

                         CALCULATION OF REGISTRATION FEE

=========================================================================================================================
 Title of Securities To Be        Amount To Be         Proposed Maximum       Proposed Maximum
         Registered                Registered         Offering Price Per     Aggregate Offering          Amount of
                                                             Unit                   Price            Registration Fee
-------------------------------------------------------------------------------------------------------------------------
Deferred Compensation              $5,000,000                100%                $5,000,000               $1,320
Obligations (2)
=========================================================================================================================
Common Stock (No Par Value)      500,000 shares          $38.4688 (1)            $19,234,400              $5,077
(3)(4)
=========================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee; computed on the basis of the average high and low price per share of Common Stock sold on March 8, 2000 pursuant to Rule 457(h) under the Securities Act of 1933, as amended.

(2) The Deferred Compensation Obligations being registered are general unsecured obligations of Equitable Resources, Inc. (the "Company") to pay deferred compensation in the future to participating members in accordance with the terms of the Equitable Resources, Inc. Deferred Compensation Plan and the Equitable Resources, Inc. Directors' Deferred Compensation Plan (collectively, the "Plans").

(3) Shares to be issued in satisfaction of deferred compensation obligations under the Plans. This registration statement also covers such deferred compensation obligations.

(4) Includes Preferred Stock Purchase Rights. Prior to the occurrence of certain events, such rights will not be exercisable or evidenced separately.


================================================================================

        The Exhibit Index for this Registration Statement is at page 9.

PART I   INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the "Commission") as part of this Form S-8 Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended.


PART II  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents have been filed with the Securities and Exchange Commission (the "Commission") by Equitable Resources, Inc., a Pennsylvania corporation (the "Company"), and are incorporated herein by reference and made a part hereof:

(a) The Company's latest Annual Report on Form 10-K for the year ended December 31, 1998, filed pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"); and

(b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1998, the end of the year covered by annual report referred to in (a) above, including the Company's current reports on Form 10-Q for the periods ending March 31, 1999, June 30, 1999 and September 30, 1999 and reports filed on Form 8-K during 1999 and 2000.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered pursuant to this Registration Statement have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

         The Plans provide a select group of management employees ("Eligible Employees") and non-employee directors of the Company the opportunity to defer the receipt of certain compensation. The Company's obligations under the Plans (the "Deferred Compensation Obligations") will be general unsecured obligations of the Company to pay deferred compensation in the future to participating Eligible Employees and directors (the "Participants") in accordance with the terms of the Plan.

         Each Participant may elect to defer under the Plan a portion of his or her compensation that may otherwise be payable during a calendar year. An Eligible Employee's deferred compensation shall be deferred by means of a reduction in the employee's annual base salary or bonus as requested under the employee's deferral election. Certain Eligible Employees are required to defer a portion of their annual bonus to the Equitable Resources Common Stock Fund under the Plans. In the case of a non-employee director, deferred compensation shall be deferred by means of a reduction in the director's fees that are paid by the Company to the non-employee directors as compensation for services performed by them as directors.

         Participants' compensation deferrals under the Plans are credited to individual deferral accounts maintained under the Plans. At the time of making an election to defer and participate in the Plans, each

Participant may choose to allocate his or her deferred compensation among certain fixed income and equity funds, including the Equitable Resources Common Stock Fund, which are used to calculate the investment return rate on each Participant's individual deferral account.

         With certain exceptions, Deferred Compensation Obligations will be paid after: (1) the Eligible Employee Participant's death, disability, retirement or termination of employment with the Company; or (2) the nonemployee director Participant's termination of service as a director, as the case may be. Subject to certain penalties and limitations set forth in the Plan, Participants may generally elect that payments under the Plan be made in a lump sum or in installments. The terms of the Plan may require payment in the form of a lump sum in certain circumstances.

         No amount payable under the Plan shall be subject to assignment, transfer, sale, pledge, encumbrance, alienation or charge except as may be required by law. The duration of the Plan is indefinite, however, the Company reserves the right to terminate or amend the Plan at any time.

         The total amount of the Deferred Compensation Obligations cannot be determined as the amount will vary based on the level of participation in the Plan and each Participant's amount of deferred compensation.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Certain legal matters in connection with the sale of the shares of Common Stock offered hereby will be passed upon for the Company by Johanna G. O'Loughlin, employed by the Company as its Vice President, General Counsel and Secretary. On January 31, 2000, Ms. O'Loughlin beneficially owned 2,303 shares of the Company's Common Stock, held options to purchase an additional 43,000 shares of Common Stock, and held restricted Common Stock awards of 4,102 shares.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Sections 1741 and 1742 of the Pennsylvania Business Corporation Law (the "PBCL") provide that a business corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding, if such person acted in, good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, such indemnification is limited to expenses (including attorney's fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless, and only to the extent that, a court determines upon application that, despite the adjudication of liability but in view of all the circumstances, such persons is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

         PBCL Section 1744 provides that, unless ordered by a court, any indemnification referred to above shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct. Such determination shall be made:

         1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or

         2) if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

         3)       by the shareholders.

         Notwithstanding the above, PBCL Section 1743 provides that to the extent that a director, officer, employee or agent of a business corporation is successful on the merits or otherwise in defense of any proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

         PBCL Section 1745 provides that expenses (including attorneys' fees) incurred by an officer, director, employee or agent of a business corporation in defending any such proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of any undertaking to repay the amount advanced if it is ultimately determined that the indemnitee is not entitled to be indemnified by the corporation.

         PBCL Section 1746 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the foregoing provisions is not exclusive of any other rights to which a person seeking indemnification may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, and that indemnification may be granted under any by-law, agreement, vote of shareholders or directors or otherwise by any action taken or any failure to take any action whether or not the corporation would have the power to indemnify the person under any other provision of law and whether or not the indemnified liability arises or arose from any action by or in the right of the corporation, provided, however, that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

         Article IV of the By-Laws of the Registrant provides that the directors, officers, agents and employees of the Registrant shall be indemnified as of right to the fullest extent now or hereafter not prohibited by law in connection with any actual or threatened action, suit or proceeding, civil, criminal, administrative, investigative or other (whether brought by or in the right of the Registrant or otherwise) arising out of their service to the Registrant or to another enterprise at the request of the Registrant.

         PBCL Section 1747 permits a Pennsylvania business corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions described above.

         Article IV of the By-Laws of the Registrant provides that the Registrant may purchase and maintain insurance to protect itself and any director, officer, agent or employee entitled to indemnification under Article IV against any liability asserted against such person and incurred by such person in respect of the service of such person to the Registrant whether or not the Registrant would have the power to indemnify such person against such liability by law or under the provisions of Article IV.

         The Registrant maintains directors' and officers' liability insurance covering its directors and officers with respect to liabilities, including liabilities under the Securities Act of 1933, as amended, which they may incur in connection with their serving as such. Under this insurance, the Registrant may receive reimbursement for amounts as to which the directors and officers are indemnified by the Registrant under the foregoing By-Law indemnification provision. Such insurance also provides certain additional coverage for the directors and officers against certain liabilities even though such liabilities may not be covered by the foregoing By-Law indemnification provision.

         As permitted by PBCL Section 1713, the Articles and the By-Laws of the Registrant provide that no director shall be personally liable for monetary damages for any action taken, or failure to take any action, unless such director's breach of duty or failure to perform constituted self-dealing, willful misconduct or recklessness. The PBCL states that this exculpation from liability does not apply to the responsibility or liability of a director pursuant to any criminal statute or the liability of a director for the payment of taxes pursuant to Federal, state or local law. It may also not apply to liabilities imposed upon directors by the federal securities laws. PBCL Section 1715(d) creates a presumption, subject to exceptions, that a director acted in the best interests of the corporation. PBCL Section 1712, in defining the standard of care a director owes to the corporation, provides that a director stands in a fiduciary relation to the corporation and must perform his duties as a director or as a member of any committee of the Board in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances.

         In June, 1987, the Registrant entered into a separate Indemnity Agreement with each of its then directors and officers. The Registrant then entered into a separate Indemnity Agreement with each new director or officer who joined the Board of Directors or Registrant after June, 1987. These Indemnity Agreements provide a contractual right to indemnification against expenses and liabilities (subject to certain limitations and exceptions) and a contractual right to advancement of expenses, and contain additional provisions regarding the determination of entitlement, settlement of proceedings, insurance, rights of contribution, and other matters.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

         The following is a list of exhibits filed as part of this Registration Statement.

Exhibit No.           Description                                Method of Filing
-----------           -----------                                ----------------
4.1                   Equitable Resources, Inc. Deferred         Incorporated by reference from Exhibit 10.16 to
                      Compensation Plan.                         the Company's Annual Report on Form 10-K for
                                                                 the year ended December 31, 1995.

4.2                   Equitable Resources, Inc. Directors'       Incorporated by reference from Exhibit 10.4 to
                      Deferred Compensation Plan.                the Company's report on Form 10-Q for the
                                                                 quarter ended September 30, 1999.

5.1                   Opinion of Johanna G. O'Loughlin as to     Filed herewith.
                      the legality of the Equitable Resources,
                      Inc. Common Stock and Deferred
                      Compensation Obligations.

23.1                  Consent of Johanna G. O'Loughlin.          See Exhibit 5.1 hereof.

23.2                  Consent of Ernst & Young, LLP              Filed herewith.
                      Independent Auditors.

24.1                  Power of Attorney.                         Filed herewith.

ITEM 9.  UNDERTAKINGS.

         The Company hereby undertakes:

(a)      (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                  provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant with or furnished to the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

         (2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         THE REGISTRANT. Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on the 14th day of March, 2000.


                               EQUITABLE RESOURCES, INC.


                               By: /s/  Johanna G. O'Loughlin
                                  ----------------------------------------------
                                  Johanna G. O'Loughlin
                                  Vice President, General Counsel and Secretary


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 14th day March, 2000.

SIGNATURE                                            TITLE
---------                                            -----


/s/ Johanna G. O'Loughlin*              President, Chief Executive Officer
----------------------------            and Director
Murry S. Gerber


/s/ Johanna G. O'Loughlin*              Executive Vice President and
----------------------------            Chief Financial Officer
David L. Porges


/s/ Johanna G. O'Loughlin*              Corporate Controller and
----------------------------            Assistant Treasurer (Chief Accounting
John Bergonzi                           Officer)


/s/ Johanna G. O'Loughlin*              Director
----------------------------
Paul Christiano


/s/ Johanna G. O'Loughlin*              Director
----------------------------
Phyllis A. Domm


/s/ Johanna G. O'Loughlin*              Director
----------------------------
Lawrence Keyes, Jr.


/s/ Johanna G. O'Loughlin*              Director
----------------------------
Thomas McConomy


/s/ Johanna G. O'Loughlin*              Director
----------------------------
Donald I. Moritz


/s/ Johanna G. O'Loughlin*              Director
----------------------------
Guy W. Nichols


/s/ Johanna G. O'Loughlin*              Director
----------------------------
Malcolm M. Prine


/s/ Johanna G. O'Loughlin*              Director
----------------------------
James E. Rohr

/s/ Johanna G. O'Loughlin*              Director
----------------------------
David S. Shapira


/s/ Johanna G. O'Loughlin*              Director
----------------------------
Michael Talbert


                         *By: /s/ Johanna G. O'Loughlin
                         ------------------------------
                              Johanna G. O'Loughlin
                                Attorney-in-Fact

                                  EXHIBIT INDEX


Exhibit No.           Description                                Method of Filing
-----------           -----------                                ----------------
4.1                   Equitable Resources, Inc. Deferred         Incorporated by reference from Exhibit 10.16 to
                      Compensation Plan.                         the Company's Annual Report on Form 10-K for
                                                                 the year ended December 31, 1995.

4.2                   Equitable Resources, Inc. Directors'       Incorporated by reference from Exhibit 10.4 to
                      Deferred Compensation Plan.                the Company's report on Form 10-Q for the
                                                                 quarter ended September 30, 1999.

5.1                   Opinion of Johanna G. O'Loughlin as to     Filed herewith.
                      the legality of the Equitable Resources,
                      Inc. Common Stock and Deferred
                      Compensation Obligations.

23.1                  Consent of Johanna G. O'Loughlin.          See Exhibit 5.1 hereof.

23.2                  Consent of Ernst & Young, LLP,             Filed herewith.
                      Independent Auditors.

24.1                  Power of Attorney.                         Filed herewith.